EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contact: Howard Kaminsky, Chief Financial Officer

investorrelations@sportchalet.com
(818) 949-5300 ext. 5728

SPORT CHALET KICKS OFF THE HOLIDAY SELLING SEASON WITH

STRONG BLACK FRIDAY WEEKEND AND CYBER MONDAY SALES

LOS ANGELES – Dec. 11, 2013 – Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB), a premier, full service specialty sporting goods retailer, today announced healthy Black Friday weekend and Cyber Monday sales growth and expectations for a strong holiday selling season.

Black Friday weekend comparable sales were up 17.1% compared to 2012, and Cyber Monday comparable sales were higher by 34.8%.

“Over Black Friday weekend, our customers told us they would rather be gift giving, and as always, we helped provide them with the best gear, apparel and Expert advice they needed for their favorite sports,” said Craig Levra, Chairman and CEO of Sport Chalet. “To the delight of many customers, we resisted the trend of opening on Thanksgiving Day. On Black Friday, with 6:00 a.m. store openings, and throughout the weekend, our customers responded positively to our promotions, while many others shopped online and on their mobile devices, giving us a solid start to the holiday selling season.”

While customers can access the latest and greatest premium brands and first-to-market performance, technical and lifestyle merchandise at all 52 stores, online shopping also surged and sportchalet.com online orders for Cyber Monday grew 91.6% over 2012, with more than 36% of sales originating outside of Sport Chalet’s core states of Arizona, California, Nevada and Utah.

“Since Cyber Monday, our comparable sales through Sunday are higher by 19.9% over the same week in 2012, and we are optimistic about the 2013 holiday season’s potential,” noted Levra. “Our customers are engaging with our Experts across all of our channels, consumer confidence has risen to its highest level in five months, and the weather is doing its part by giving our local ski areas a good snow base. While recognizing that the most significant selling weeks are ahead of us, we are hopeful this early sales momentum will continue and drive healthy sales growth over 2012 levels.”

About Sport Chalet, Inc.

Sport Chalet is a premier, full service specialty sporting goods retailer featuring the industry's top sports brands in apparel, footwear, and sports equipment. Founded in 1959 by Norbert Olberz, the company has 52 stores in Arizona, California, Nevada and Utah; an online store at www.sportchalet.com; a Team Sales Division; and offers more than 50 specialty services for the sports enthusiast, including online same day delivery, climbing, backcountry skiing, ski mountaineering, avalanche education, and mountain trekking instruction, car rack installation, snowboard and ski rental and repair, Scuba training and certification, Scuba boat charters, team sales, gait analysis, baseball/softball glove steaming and lacing, racquet stringing, and bicycle tune-up and repair at its store locations. For more information, visit Sport Chalet at www.sportchalet.com.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward- looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the specific forward looking statements in this release and the risks associated with each, including the risk the Company’s recent sales trends may not continue through the entire holiday season, the promotional activity associated with the recent sales trends may change, the Company’s sales trends and Team Sales business may not continue to improve, the positive early results of the Company’s new store format may not continue, the Company’s next generation format may not achieve consumer acceptance or provide operational efficiencies when expanded to additional stores, the steps we have taken will not be adequate to accelerate the Company’s growth strategy (including the recent engagement of a financial advisor, the addition of new directors and the addition of new talent to the Online Division); the Company will not be able to navigate the choppy retail environment, we may not be able to maximize sales while containing costs, the Company’s premium brands, quality merchandise, best-in-class service, and its 'Expert' staff engagement with customers may not position it well for success in the coming holiday selling season, the negative effect of the economic downturn on the Company's sales, limitations on borrowing under the Company's bank credit facility, the Company's ability to control operating expenses and costs, the competitive environment of the sporting goods industry in general and in the Company's specific market areas, inflation, the challenge of maintaining its competitive position, the Company's ability to manage the growth of its Team Sales Division and online business, the Company's ability to regain or subsequently maintain compliance with the requirements for continued listing of its Common Stocks, changes in costs of goods and services, and the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.